Exhibit 99.1
NEWS RELEASE

For Immediate Release	CONTACT:
Tuesday, February 7, 2017	Greg Peterson
Director of Investor Relations
770-232-8229
greg.peterson@agcocorp.com

AGCO REPORTS FOURTH QUARTER RESULTS

DULUTH, GA – February 7 – AGCO, Your Agriculture Company (NYSE:AGCO), a worldwide manufacturer and distributor of agricultural equipment, reported net sales of approximately $2.1 billion for the fourth quarter of 2016, an increase of approximately 6.9% compared to net sales of approximately $2.0 billion for the fourth quarter of 2015. Reported net income was $0.77 per share and adjusted net income, which excludes restructuring expenses, was $0.84 per share for the fourth quarter of 2016. These results compare to reported net income of $0.73 per share and adjusted net income, which excludes restructuring expenses, of $0.80 per share for the fourth quarter of 2015. Excluding unfavorable currency translation impacts of approximately 1.8%, net sales in the fourth quarter of 2016 increased approximately 8.7% compared to the fourth quarter of 2015.

Net sales for the full year of 2016 were approximately $7.4 billion, a decrease of approximately 0.8% compared to 2015. Excluding the unfavorable impact of currency translation of approximately 2.6%, net sales for the full year of 2016 increased approximately 1.9% compared to 2015. For the full year of 2016, reported net income was $1.96 per share and adjusted net income, which excludes restructuring expenses and a non-cash deferred income tax adjustment, was $2.47 per share. These results compare to reported net income of $3.06 per share and adjusted net income, which excludes restructuring expenses, of $3.24 per share for the full year of 2015.

Highlights

•	Reported fourth quarter regional sales results(1): Europe/Africa/Middle East (“EAME”) (2.0)%, North America +3.0%, South America +63.6%, Asia/Pacific (“APAC”) +21.8%

•	Constant currency fourth quarter regional sales results(1)(2): EAME +1.8%, North America +4.4%, South America +53.9%, APAC +22.7%

•	Generated $370 million in cash flow from operations and $168 million in free cash flow in 2016

•	Share repurchase program resulted in reduction of 4.4 million shares during 2016

•	New $300 million share repurchase program authorized through December 2019

•	Quarterly dividend increased to $0.14 per share effective first quarter 2017

•	Full-year earnings per share forecast for 2017 remains at approximately $2.50

(1) As compared to fourth quarter 2015
(2)Excludes currency translation impact. See reconciliation of Non-GAAP measures in appendix.

“The past year was a challenging year due to continued weakening global market demand for agricultural equipment,” stated Martin Richenhagen, AGCO’s Chairman, President and Chief Executive Officer.  “Despite these difficult conditions, our solid operational execution during 2016 allowed us to exceed our financial targets and be well-positioned to seek new opportunities for growth.  Looking forward to 2017, industry conditions are expected to remain near the bottom of the agricultural equipment cycle in key markets.  In response to the industry challenges, our focus continues to be on cost and expense reduction through globalizing processes, reducing complexity and better leveraging scale.  In addition to diligent cost management, we will continue to make long-term investments to raise the efficiency of our factories, improve our service levels and strengthen our product offering.”

Market Update

Industry Unit Retail Sales

Year ended December 31, 2016	Tractors Change from Prior Year Period	Combines Change from Prior Year Period

North America(1)	(10)%	(21)%
South America	(6)%	14%
Western Europe	(4)%	(14)%

(1)Excludes compact tractors.

“The record grain harvest in the U.S., combined with healthy crop production across Europe and Brazil, resulted in increased grain inventories and lower soft commodity prices,” continued Mr. Richenhagen. “Difficult farm economics negatively impacted farmer sentiment, and we experienced softer industry equipment demand in all major markets. In North America, industry sales declined throughout the year. Sales declines were most pronounced in the row crop and professional hay producer sectors, with significantly lower industry retail sales of high-horsepower tractors, combines and grain storage and handling equipment. Industry retail demand declines from 2015 levels were less significant in Western Europe. Low milk prices for dairy producers lessened demand, while sales in the arable farming sector also remained weak due to lower commodity prices. A smaller wheat harvest hurt retail demand in France, especially in the second half of the year. Market declines also occurred in Germany, offset by modest growth in Scandinavia and Finland. Industry demand in South America stabilized throughout the year with fourth quarter 2016 industry unit retail tractor sales up 35% from very depressed conditions in the fourth quarter of 2015. While the market was down for the full year in Brazil, the improving political landscape contributed to industry growth in the second half of the year. Supportive government policies and improved crop production in Argentina resulted in higher sales in that market. Despite the global market difficulties we are facing today, our long-term view remains positive as increasing global demand for commodities driven by the growing world population, rising emerging market protein consumption and biofuel use, are expected to support elevated farm income and healthy conditions in our industry.”

Regional Results

AGCO Regional Net Sales (in millions)

Three Months Ended December 31,	2016	2015	% change from 2015	% change from 2015 due to currency translation(1)
North America	$447.4	$434.5	3.0%	(1.4)%
South America	308.1	188.3	63.6%	9.7%
EAME	1,187.1	1,211.9	(2.0)%	(3.9)%
APAC	151.4	124.3	21.8%	(0.9)%
Total	$2,094.0	$1,959.0	6.9%	(1.8)%

Years Ended December 31,	2016	2015	% change from 2015	% change from 2015 due to currency translation(1)
North America	$1,807.7	$1,965.0	(8.0)%	(1.3)%
South America	917.5	949.0	(3.3)%	(7.6)%
EAME	4,206.0	4,151.3	1.3%	(2.2)%
APAC	479.3	402.0	19.2%	(2.0)%
Total	$7,410.5	$7,467.3	(0.8)%	(2.6)%
(1) See Footnotes for additional disclosures

North America

Net sales in the North American region decreased 6.7% in the full year of 2016 compared to 2015, excluding the negative impact of currency translation. Weaker industry demand and dealer inventory reduction efforts contributed to lower sales. Sales declines in grain storage equipment, hay tools and sprayers were partially offset by sales growth in medium and small tractors. Lower sales and production volumes, a weaker sales mix and other cost increases contributed to a reduction in income from operations of approximately $84.3 million for the full year of 2016 compared to 2015.

South America

Excluding unfavorable currency translation impacts, AGCO’s South American net sales increased 4.3% in the full year of 2016 compared to 2015. Higher sales in Argentina, were partially offset by slightly lower sales in Brazil due to weak, but improving, industry conditions. Income from operations decreased approximately $14.5 million for the full year of 2016 compared to 2015 due the negative impact of currency translation and material cost inflation.

Europe/Africa/Middle East

EAME net sales increased 3.5% in the full year of 2016 compared to 2015, excluding unfavorable currency translation impacts. The increase resulted from the benefit of acquisitions along with growth in the United Kingdom and Scandinavia and was offset by declines in Africa, Germany and France. Income from operations increased approximately $1.0 million for the full year of 2016 compared to 2015 due to higher sales partially offset by unfavorable currency translation impacts.

Asia/Pacific

AGCO’s APAC net sales, excluding the negative impact of currency translation, increased 21.2% in the full year of 2016 compared to 2015. Income from operations increased approximately $39.0 million in the full year of 2016 compared to 2015 due to higher sales across the region and increased small tractor production in China.

Outlook

Softer industry demand is anticipated across North America and Europe, partially offset by growth in South America. AGCO’s net sales for 2017 are expected to reach approximately $7.4 billion. Gross and operating margins are expected to improve from 2016 levels, reflecting the positive impact of pricing and cost reduction efforts partially offset by a weaker sales mix. Based on these assumptions, 2017 earnings per share is targeted to be approximately $2.50.

* * * * *

AGCO will be hosting a conference call with respect to this earnings announcement at 10:00 a.m. Eastern Time on Tuesday, February 7, 2017. The Company will refer to slides on its conference call. The conference call and slide presentation can be accessed on AGCO’s website at www.agcocorp.com in the “Events” section on the “Company/Investors” page of our website. A replay of the conference call will be available approximately two hours after the conclusion of the conference call for twelve months following the call. A copy of this press release will be available on AGCO’s website for at least twelve months following the call.

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Safe Harbor Statement

Statements that are not historical facts, including the projections of earnings per share, sales, industry demand, market conditions, world population, biofuel use and protein consumption, currency translation, farm income levels, margin levels, industry inventory levels, investments in product and technology development, cost reduction initiatives, production volumes, and general economic conditions, are forward-looking and subject to risks that could cause actual results to differ materially from those suggested by the statements. The following are among the factors that could cause actual results to differ materially from the results discussed in or implied by the forward-looking statements.

•
Our financial results depend entirely upon the agricultural industry, and factors that adversely affect the agricultural industry generally, including declines in the general economy, increases in farm input costs, lower commodity prices, lower farm income and changes in the availability of credit for our retail customers, will adversely affect us.

•
A majority of our sales and manufacturing take place outside the United States, and, many of our sales involve products that are manufactured in one country and sold in a different country, and as a result, we are exposed to risks related to foreign laws, taxes and tariffs, trade restrictions, economic conditions, labor supply and relations, political conditions and governmental policies. These risks may delay or reduce our realization of value from our international operations.

•
Most retail sales of the products that we manufacture are financed, either by our joint ventures with Rabobank or by a bank or other private lender. Our joint ventures with Rabobank, which are controlled by Rabobank and are dependent upon Rabobank for financing as well, finance approximately 40% of the retail sales of our tractors and combines in the markets where the joint ventures operate. Any difficulty by Rabobank to continue to provide that financing, or any business decision by Rabobank as the controlling member not to fund the business or particular aspects of it (for example, a particular country or region), would require the joint ventures to find other sources of financing (which may be difficult to obtain), or us to find another source of retail financing for our customers, or our customers would be required to utilize other retail financing providers. As a result of the recent economic downturn, financing for capital equipment purchases generally has become more difficult in certain regions and in some cases, can be expensive to obtain. To the extent that financing is not available or available only at unattractive prices, our sales would be negatively impacted.

•
Both AGCO and our finance joint ventures have substantial account receivables from dealers and end customers, and we would be adversely impacted if the collectability of these receivables was not consistent with historical experience; this collectability is dependent upon the financial strength of the farm industry, which in turn is dependent upon the general economy and commodity prices, as well as several of the other factors listed in this section.

•
We have experienced substantial and sustained volatility with respect to currency exchange rate and interest rate changes, including uncertainty associated with the Euro, which can adversely affect our reported results of operations and the competitiveness of our products.

•	Our success depends on the introduction of new products, particularly engines that comply with emission requirements, which requires substantial expenditures.

•
Our production levels and capacity constraints at our facilities, including those resulting from plant expansions and systems upgrades at our manufacturing facilities, could adversely affect our results.

•	Our expansion plans in emerging markets, including establishing a greater manufacturing and marketing presence and growing our use of component suppliers, could entail significant risks.

•
We depend on suppliers for components, parts and raw materials for our products, and any failure by our suppliers to provide products as needed, or by us to promptly address supplier issues, will adversely impact our ability to timely and efficiently manufacture and sell products. We also are subject to raw material price fluctuations, which can adversely affect our manufacturing costs.

•
We face significant competition, and if we are unable to compete successfully against other agricultural equipment manufacturers, we would lose customers and our net sales and profitability would decline.

•
We have a substantial amount of indebtedness, and, as a result, we are subject to certain restrictive covenants and payment obligations that may adversely affect our ability to operate and expand our business.

Further information concerning these and other factors is included in AGCO’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2015 and subsequent Form 10-Qs. AGCO disclaims any obligation to update any forward-looking statements except as required by law.

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About AGCO
AGCO (NYSE: AGCO) is a global leader in the design, manufacture and distribution of agricultural solutions and supports more productive farming through its full line of equipment and related services. AGCO products are sold through five core brands, Challenger®, Fendt®, GSI®, Massey Ferguson® and Valtra®, supported by Fuse® precision technologies and farm optimization services, and are distributed globally through a combination of approximately 3,050 independent dealers and distributors in more than 150 countries. Founded in 1990, AGCO is headquartered in Duluth, GA, USA. In 2016, AGCO had net sales of $7.4 billion. For more information, visit http://www.AGCOcorp.com. For company news, information and events, please follow us on Twitter: @AGCOCorp. For financial news on Twitter, please follow the hashtag #AGCOIR.

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Please visit our website at www.agcocorp.com

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in millions)

	December 31, 2016	December 31, 2015
ASSETS
Current Assets:
Cash and cash equivalents	$429.7	$426.7
Accounts and notes receivable, net	890.4	836.8
Inventories, net	1,514.8	1,423.4
Other current assets	330.8	211.4
Total current assets	3,165.7	2,898.3
Property, plant and equipment, net	1,361.3	1,347.1
Investment in affiliates	414.9	392.9
Deferred tax assets	99.7	100.7
Other assets	143.1	136.5
Intangible assets, net	607.3	507.7
Goodwill	1,376.4	1,114.5
Total assets	$7,168.4	$6,497.7

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$85.4	$89.0
Senior term loan	—	217.2
Accounts payable	722.6	625.6
Accrued expenses	1,160.8	1,106.9
Other current liabilities	176.1	146.7
Total current liabilities	2,144.9	2,185.4
Long-term debt, less current portion	1,610.0	925.2
Pensions and postretirement health care benefits	270.0	233.9
Deferred tax liabilities	112.4	86.4
Other noncurrent liabilities	193.9	183.5
Total liabilities	4,331.2	3,614.4

Stockholders’ Equity:
AGCO Corporation stockholders’ equity:
Common stock	0.8	0.8
Additional paid-in capital	103.3	301.7
Retained earnings	4,113.6	3,996.0
Accumulated other comprehensive loss	(1,441.6)	(1,460.2)
Total AGCO Corporation stockholders’ equity	2,776.1	2,838.3
Noncontrolling interests	61.1	45.0
Total stockholders’ equity	2,837.2	2,883.3
Total liabilities and stockholders’ equity	$7,168.4	$6,497.7

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Three Months Ended December 31,
	2016	2015
Net sales	$2,094.0	$1,959.0
Cost of goods sold	1,673.7	1,561.6
Gross profit	420.3	397.4
Selling, general and administrative expenses	224.8	222.2
Engineering expenses	81.8	71.7
Restructuring expenses	6.4	7.7
Amortization of intangibles	15.9	10.5
Income from operations	91.4	85.3
Interest expense, net	17.6	13.3
Other expense, net	4.3	19.1
Income before income taxes and equity in net earnings of affiliates	69.5	52.9
Income tax provision	18.3	6.4
Income before equity in net earnings of affiliates	51.2	46.5
Equity in net earnings of affiliates	10.0	14.8
Net income	61.2	61.3
Net loss attributable to noncontrolling interests	0.8	0.8
Net income attributable to AGCO Corporation and subsidiaries	$62.0	$62.1
Net income per common share attributable to AGCO Corporation and subsidiaries:
Basic	$0.78	$0.73
Diluted	$0.77	$0.73
Cash dividends declared and paid per common share	$0.13	$0.12
Weighted average number of common and common equivalent shares outstanding:
Basic	79.9	84.8
Diluted	80.8	84.9

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Years Ended December 31,
	2016	2015
Net sales	$7,410.5	$7,467.3
Cost of goods sold	5,895.0	5,906.7
Gross profit	1,515.5	1,560.6
Selling, general and administrative expenses	867.9	852.3
Engineering expenses	296.1	282.2
Restructuring expenses	11.9	22.3
Amortization of intangibles	51.2	42.7
Income from operations	288.4	361.1
Interest expense, net	52.1	45.4
Other expense, net	31.4	36.3
Income before income taxes and equity in net earnings of affiliates	204.9	279.4
Income tax provision	92.2	72.5
Income before equity in net earnings of affiliates	112.7	206.9
Equity in net earnings of affiliates	47.5	57.1
Net income	160.2	264.0
Net (income) loss attributable to noncontrolling interests	(0.1)	2.4
Net income attributable to AGCO Corporation and subsidiaries	$160.1	$266.4
Net income per common share attributable to AGCO Corporation and subsidiaries:
Basic	$1.97	$3.06
Diluted	$1.96	$3.06
Cash dividends declared and paid per common share	$0.52	$0.48
Weighted average number of common and common equivalent shares outstanding:
Basic	81.4	87.0
Diluted	81.7	87.1

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in millions)

	Years Ended December 31,
	2016	2015

Cash flows from operating activities:
Net income	$160.2	$264.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	223.4	217.4
Deferred debt issuance cost amortization	1.0	2.0
Amortization of intangibles	51.2	42.7
Stock compensation expense	18.1	12.2
Proceeds from termination of hedging instrument	7.3	—
Equity in net earnings of affiliates, net of cash received	(1.4)	(19.0)
Deferred income tax provision (benefit)	2.1	(26.8)
Other	1.3	(0.1)
Changes in operating assets and liabilities, net of effects from purchase of businesses:
Accounts and notes receivable, net	(4.5)	3.8
Inventories, net	(33.1)	117.6
Other current and noncurrent assets	(98.7)	(49.3)
Accounts payable	62.8	37.3
Accrued expenses	47.0	(34.8)
Other current and noncurrent liabilities	(67.2)	(42.8)
Total adjustments	209.3	260.2
Net cash provided by operating activities	369.5	524.2
Cash flows from investing activities:
Purchases of property, plant and equipment	(201.0)	(211.4)
Proceeds from sale of property, plant and equipment	2.4	1.5
Purchase of businesses, net of cash acquired	(383.8)	(25.4)
Investment in consolidated affiliates, net of cash acquired	(11.8)	—
Investments in unconsolidated affiliates	(4.5)	(3.8)
Restricted cash and other	0.4	(1.7)
Net cash used in investing activities	(598.3)	(240.8)
Cash flows from financing activities:
Proceeds from debt obligations, net	495.5	182.4
Purchases and retirement of common stock	(212.5)	(287.5)
Payment of dividends to stockholders	(42.5)	(42.0)
Payment of minimum tax withholdings on stock compensation	(2.0)	(6.3)
Payment of debt issuance costs	(2.5)	(0.7)
Excess tax benefit related to stock compensation	—	0.7
Investments by noncontrolling interests	0.4	—
Net cash provided by (used in) financing activities	236.4	(153.4)
Effects of exchange rate changes on cash and cash equivalents	(4.6)	(67.0)
Increase in cash and cash equivalents	3.0	63.0
Cash and cash equivalents, beginning of year	426.7	363.7
Cash and cash equivalents, end of year	$429.7	$426.7

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except share amounts, per share data and employees)

1.	STOCK COMPENSATION (CREDIT) EXPENSE
The Company recorded stock compensation (credit) expense as follows:

	Three Months Ended December 31,		Years Ended December 31,
	2016	2015	2016	2015
Cost of goods sold	$(0.1)	$0.1	$1.5	$0.9
Selling, general and administrative expenses	(1.1)	1.5	16.9	11.6
Total stock compensation (credit) expense	$(1.2)	$1.6	$18.4	$12.5

2.	RESTRUCTURING EXPENSES

During 2014 and 2015, the Company announced and initiated several actions to rationalize employee headcount at various manufacturing facilities located in Europe, China, South America and the United States in order to reduce costs in response to softening global market demand and lower production volumes. The aggregate headcount reduction was approximately 2,100 employees. During 2014 and 2015, the Company expensed and paid an aggregate of $68.7 million and $48.5 million, respectively, associated with these rationalizations, of which a majority related to severance and related costs. The Company had approximately $16.9 million of severance and related costs accrued as of December 31, 2015. During year ended December 31, 2016, the Company recorded an additional $11.9 million of severance and related costs associated with further rationalizations in Europe, China, South America and the United States, associated with the termination of approximately 650 employees, and paid approximately $13.3 million of severance and related costs. The remaining $15.3 million balance of severance and related costs accrued as of December 31, 2016, inclusive of approximately $0.2 million of negative foreign currency translation impacts, will be paid primarily during 2017.

3.    INDEBTEDNESS

Indebtedness at December 31, 2016 and 2015 consisted of the following:

	December 31, 2016	December 31, 2015
1.056% Senior term loan due 2020	$211.0	$217.2
Credit facility, expiring 2020	329.2	338.9
Senior term loan due 2021	316.5	—
5 7/8% Senior notes due 2021	306.6	297.4
Senior term loans	395.6	—
4½% Senior term loan due 2016	—	217.2
Other long-term debt	141.6	164.3
Debt issuance costs	(5.1)	(3.6)
	1,695.4	1,231.4
Less: Current portion of other long-term debt	(85.4)	(89.0)
4½% Senior term loan due 2016	—	(217.2)
Total indebtedness, less current portion	$1,610.0	$925.2

4.    INVENTORIES

Inventories at December 31, 2016 and 2015 were as follows:

	December 31, 2016	December 31, 2015
Finished goods	$589.3	$523.1
Repair and replacement parts	532.5	515.4
Work in process	113.8	97.5
Raw materials	279.2	287.4
Inventories, net	$1,514.8	$1,423.4

5.    ACCOUNTS RECEIVABLE SALES AGREEMENTS

At December 31, 2016 and 2015, the Company had accounts receivable sales agreements that permit the sale, on an ongoing basis, of a majority of its wholesale receivables in North America, Europe and Brazil to its U.S., Canadian, European and Brazilian finance joint ventures. During 2015, the Company entered into an accounts receivable sales agreement that permits the sale, on an ongoing basis, of its wholesale receivables in Brazil to its Brazilian finance joint venture. As of both December 31, 2016 and 2015, the cash received from receivables sold under the U.S., Canadian, European and Brazilian accounts receivable sales agreements was approximately $1.1 billion.

Losses on sales of receivables associated with the accounts receivable financing facilities discussed above, reflected within “Other expense, net” in the Company’s Condensed Consolidated Statements of Operations, were approximately $5.7 million and $19.5 million during the three months and year ended December 31, 2016, respectively. Losses on sales of receivables associated with the accounts receivable financing facilities discussed above, reflected within “Other expense, net” in the Company’s Condensed Consolidated Statements of Operations, were approximately $5.4 million and $18.8 million during the three months and year ended December 31, 2015, respectively.

The Company’s finance joint ventures in Europe, Brazil and Australia also provide wholesale financing to the Company’s dealers. As of December 31, 2016 and 2015, these finance joint ventures had approximately $41.5 million and $38.3 million, respectively, of outstanding accounts receivable associated with these arrangements. In addition, the Company sells certain trade receivables under factoring arrangements to other financial institutions around the world.

6.    NET INCOME PER SHARE

A reconciliation of net income attributable to AGCO Corporation and subsidiaries and weighted average common shares outstanding for purposes of calculating basic and diluted net income per share for the three months and years ended December 31, 2016 and 2015 is as follows:

	Three Months Ended December 31,		Years Ended December 31,
	2016	2015	2016	2015
Basic net income per share:
Net income attributable to AGCO Corporation and subsidiaries	$62.0	$62.1	$160.1	$266.4
Weighted average number of common shares outstanding	79.9	84.8	81.4	87.0
Basic net income per share attributable to AGCO Corporation and subsidiaries	$0.78	$0.73	$1.97	$3.06
Diluted net income per share:
Net income attributable to AGCO Corporation and subsidiaries	$62.0	$62.1	$160.1	$266.4
Weighted average number of common shares outstanding	79.9	84.8	81.4	87.0
Dilutive stock-settled appreciation rights, performance share awards and restricted stock units	0.9	0.1	0.3	0.1
Weighted average number of common shares and common share equivalents outstanding for purposes of computing diluted net income per share	80.8	84.9	81.7	87.1
Diluted net income per share attributable to AGCO Corporation and subsidiaries	$0.77	$0.73	$1.96	$3.06

Share Repurchase Program

During the year ended December 31, 2016, the Company entered into accelerated share repurchase agreements (“ASRs”) with a financial institution to repurchase an aggregate of $212.5 million of shares of the Company’s common stock.  The Company received approximately 4,005,643 shares during the year ended December 31, 2016 related to the ASRs.  All shares received under the ASRs were retired upon receipt, and the excess of the purchase price over par value per share was recorded to “Additional paid-in capital” within the Company’s Condensed Consolidated Balance Sheets.

In December 2016, the Company’s Board of Directors authorized a new share repurchase program under which the Company can repurchase up to $300.0 million of shares of its common stock through December 2019.

As of December 31, 2016, the remaining amount of shares authorized to be repurchased under approved share repurchase programs is approximately $331.4 million.

7.    SEGMENT REPORTING

The Company’s four reportable segments distribute a full range of agricultural equipment and related replacement parts. The Company evaluates segment performance primarily based on income (loss) from operations. Sales for each segment are based on the location of the third-party customer. The Company’s selling, general and administrative expenses and engineering expenses are charged to each segment based on the region and division where the expenses are incurred. As a result, the components of income (loss) from operations for one segment may not be comparable to another segment. Segment results for the three months and years ended December 31, 2016 and 2015 are as follows:

Three Months Ended December 31,	North America	South America	Europe/Africa/ Middle East	Asia/ Pacific	Consolidated

2016
Net sales	$447.4	$308.1	$1,187.1	$151.4	$2,094.0
(Loss) income from operations	(4.9)	13.6	125.8	7.5	142.0

2015
Net sales	$434.5	$188.3	$1,211.9	$124.3	$1,959.0
Income (loss) from operations	7.0	(4.4)	132.7	(2.2)	133.1

Years Ended December 31,	North America	South America	Europe/Africa/ Middle East	Asia/ Pacific	Consolidated

2016
Net sales	$1,807.7	$917.5	$4,206.0	$479.3	$7,410.5
Income from operations	39.1	19.9	417.7	11.4	488.1

2015
Net sales	$1,965.0	$949.0	$4,151.3	$402.0	$7,467.3
Income (loss) from operations	123.4	34.4	416.7	(27.6)	546.9

A reconciliation from the segment information to the consolidated balances for income from operations is set forth below:

	Three Months Ended December 31,		Years Ended December 31,
	2016	2015	2016	2015
Segment income from operations	$142.0	$133.1	$488.1	$546.9
Corporate expenses	(29.4)	(28.1)	(119.7)	(109.2)
Stock compensation credit (expense)	1.1	(1.5)	(16.9)	(11.6)
Restructuring expenses	(6.4)	(7.7)	(11.9)	(22.3)
Amortization of intangibles	(15.9)	(10.5)	(51.2)	(42.7)
Consolidated income from operations	$91.4	$85.3	$288.4	$361.1

RECONCILIATION OF NON-GAAP MEASURES

This earnings release discloses adjusted income from operations, adjusted net income, adjusted net income per share, net sales on a constant currency basis and free cash flow, each of which excludes amounts that are typically included in the most directly comparable measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). A reconciliation of each of those measures to the most directly comparable GAAP measure is included below.

The following is a reconciliation of reported income from operations, net income and net income per share to adjusted income from operations, net income and net income per share for the three months and years ended December 31, 2016 and 2015 (in millions, except per share data):

	Three Months Ended December 31,
	2016			2015
	Income From Operations	Net Income (1)	Net Income Per Share (1)	Income From Operations	Net Income (1)	Net Income Per Share (1)
As reported	$91.4	$62.0	$0.77	$85.3	$62.1	$0.73
Restructuring expenses (2)	6.4	5.6	0.07	7.7	5.4	0.07
As adjusted	$97.8	$67.6	$0.84	$93.0	$67.5	$0.80

(1) Net income and net income per share amounts are after tax.
(2) The restructuring expenses recorded during the three months ended December 31, 2016 related primarily to severance costs associated with the Company’s rationalization of certain U.S., European, Brazilian and Chinese manufacturing operations and various administrative offices. The restructuring expenses recorded during the three months ended December 31, 2015 related primarily to severance costs associated with the Company’s rationalization of certain U.S., European and Brazilian manufacturing operations and various administrative offices.

	Years Ended December 31,
	2016			2015
	Income From Operations	Net Income (1)	Net Income Per Share (1)	Income From Operations	Net Income (1)	Net Income Per Share (1)
As reported	$288.4	$160.1	$1.96	$361.1	$266.4	$3.06
Restructuring expenses (2)	11.9	9.9	0.12	22.3	16.1	0.18
Deferred income tax adjustment (3)	—	31.6	0.39	—	—	—
As adjusted	$300.3	$201.6	$2.47	$383.4	$282.5	$3.24

(1) Net income and net income per share amounts are after tax.
(2) The restructuring expenses recorded during the year ended December 31, 2016 related primarily to severance costs associated with the Company’s rationalization of certain U.S., European, Brazilian and Chinese manufacturing operations and various administrative offices. The restructuring expenses recorded during the year ended December 31, 2015 related primarily to severance costs associated with the Company’s rationalization of certain U.S., European and Brazilian manufacturing operations and various administrative offices.
(3) During the second quarter of 2016, the Company recorded a non-cash adjustment to increase the valuation allowance on its U.S. deferred income tax assets of approximately $31.6 million.

The following table sets forth, for the three months and year ended December 31, 2016, the impact to net sales of currency translation by geographical segment (in millions, except percentages):

	Three Months Ended December 31,			Change due to currency translation
	2016	2015	% change from 2015	$	%
North America	$447.4	$434.5	3.0%	$(6.1)	(1.4)%
South America	308.1	188.3	63.6%	18.3	9.7%
Europe/Africa/Middle East	1,187.1	1,211.9	(2.0)%	(47.0)	(3.9)%
Asia/Pacific	151.4	124.3	21.8%	(1.1)	(0.9)%
	$2,094.0	$1,959.0	6.9%	$(35.9)	(1.8)%

	Years Ended December 31,			Change due to currency translation
	2016	2015	% change from 2015	$	%
North America	$1,807.7	$1,965.0	(8.0)%	$(25.9)	(1.3)%
South America	917.5	949.0	(3.3)%	(72.2)	(7.6)%
Europe/Africa/Middle East	4,206.0	4,151.3	1.3%	(90.0)	(2.2)%
Asia/Pacific	479.3	402.0	19.2%	(7.9)	(2.0)%
	$7,410.5	$7,467.3	(0.8)%	$(196.0)	(2.6)%

The following is a reconciliation of net cash provided by operating activities to free cash flow for the years ended December 31, 2016 and 2015 (in millions):

	2016	2015
Net cash provided by operating activities	$369.5	$524.2
Less:
Capital expenditures	(201.0)	(211.4)
Free cash flow	$168.5	$312.8